Exhibit 99.1

News Release

SKILLED HEALTHCARE GROUP REPORTS HUMBOLDT COUNTY VERDICT

FOOTHILL RANCH, Calif. — July 7, 2010—Skilled Healthcare Group, Inc. (NYSE: SKH) today reported that a jury in Humboldt County, California, returned a verdict against the Company related to a complaint filed more than four years ago. The case has been disclosed in the Company’s prior Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K.

In the first phase of deliberations, the jury awarded the plaintiffs $613 million in statutory damages and $58 million in restitutionary damages. The jury has yet to hear the punitive damages phase of the trial and will continue to further deliberate.

“We are deeply disappointed in the verdict, and continue to firmly believe that our facilities are appropriately staffed and that our caregivers work hard every day to provide the care and services our residents need and deserve,” said Boyd Hendrickson, Chairman and Chief Executive Officer of Skilled Healthcare Group, Inc. “We strongly disagree with the outcome of this legal matter, and we intend to vigorously challenge it.”

The jury verdict was announced on July 6, 2010, and a final judgment is expected in the next few weeks. The Company intends to vigorously pursue various post-trial motions, as well as an appeal, if necessary.

The jury assessed the maximum amount of damages allowed by Health and Safety Code 1430 (b): California statute that mandates that nursing homes maintain 3.2 nursing hours per-patient per-day. The total damages were assessed at a rate of $500 per-patient per-day that the 22 nursing facilities involved in the suit were in violation of the law.

In order to satisfy the typical bonding requirement to defer enforcement of a judgment during the pendancy of an appeal, the Company would be required to post a bond for 150% of the final judgment amount. The Company currently has $94 million of borrowing capacity under its $100 million revolving credit facility. However, the Company’s ability to draw on its credit facility is limited by the covenants of that facility.

The Company’s primary professional liability insurance coverage has been exhausted for the policy year applicable to this case. The excess insurance carrier issuing the policy applicable to this case has issued its reservation of rights to preserve an assertion of non-coverage for this case due to the lack of any allegation of injury or harm to the plaintiffs. Even if the Company is successful in obtaining insurance coverage for this matter, the amount of the jury verdict far exceeds the policy limits of its insurance.

The case is entitled VINNIE LAVENDER, by and through her Conservator, WANDA BAKER, WALTER SIMON; JACQUELYN VILCHINSKY vs. SKILLED HEALTHCARE GROUP, INC., et al, (and 22 individually-named California nursing facilities receiving administrative services from Skilled Healthcare, LLC).

About Skilled Healthcare Group

Skilled Healthcare Group, Inc. based in Foothill Ranch, California, is a holding company with subsidiary healthcare services companies, which in the aggregate had consolidated annual revenues of nearly $760 million and approximately 14,000 employees as of March 31, 2010. Skilled Healthcare Group and its wholly-owned companies, collectively referred to as the “Company”, operate long-term care facilities and provide a wide range of post-acute care services, with a strategic emphasis on sub-acute specialty health care. The Company operates long-term care facilities in California, Iowa, Kansas, Missouri, Nevada, New Mexico and Texas, including 78 skilled nursing facilities that offer sub-acute care and rehabilitative and specialty health skilled nursing care, and 22 assisted living facilities that provide room and board and social services. In addition, the Company provides physical, occupational and speech therapy in Company-operated facilities and unaffiliated facilities. Furthermore, the Company provides hospice and home health care in Arizona, California, Idaho, Nevada, Montana and New Mexico. References made in this release to “Skilled Healthcare”, “the Company”, “we”, “us” and “our” refer to Skilled Healthcare Group, Inc. and each of its wholly-owned companies. More information about Skilled Healthcare is available at its Web site — www.skilledhealthcaregroup.com.

Forward-Looking Statements

This release includes “forward-looking statements”. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include information about Skilled Healthcare’s response to the verdict. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Skilled Healthcare may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the factors described in Skilled Healthcare’s amended Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein) and in our subsequent reports on Form 10-Q and Form 8-K.

Any forward-looking statements are made only as of the date of this release. Skilled Healthcare disclaims any obligation to update the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements.

Investor Contact:

Skilled Healthcare Group, Inc.

Dev Ghose or Shelly Hubbard

(949) 282-5800